Exhibit 99.1

GeoVax Announces Private Placement of $2.2 Million

ATLANTA – March 20, 2012 – GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX), an Atlanta – based biopharmaceutical firm developing vaccines to prevent and fight Human Immunodeficiency Virus (HIV) infections, announced today that it has entered into definitive agreements with certain institutional investors, pursuant to which the Company has agreed to sell shares of its Series A convertible preferred stock at an aggregate purchase price of approximately $2.2 million (which are convertible into a total of 2,933,333 shares of GeoVax common stock) and Series A warrants to purchase up to an aggregate of 2,933,333 shares of GeoVax common stock with an exercise price of $1.00 per share and a term of five years. The preferred stock is convertible at any time into shares of GeoVax common stock at a conversion price of $0.75 per share, subject to adjustment as provided in the certificate of designation. The transaction is expected to close on or about March 21, 2012, subject to satisfaction of customary closing conditions.

GeoVax also granted to the investors a one-year additional purchase right, evidenced in the form of Series B warrants to purchase up to an aggregate of 2,933,333 of its common stock for one year with an exercise price of $0.75 per share, and five-year Series C warrants to purchase up to an aggregate of 2,933,333 shares of common stock at $1.00 per share.  The Series B warrants are immediately exercisable.  The Series C warrants only become exercisable at the time, and to the extent, that the Series B warrants are exercised.

Moody Capital Solutions, Inc. has acted as the exclusive placement agent on this transaction.

The Company has agreed to file a registration statement with the Securities and Exchange Commission (SEC) within seven business days from the filing of its annual report for the year ended December 31, 2011, but in no event later than April 16, 2012, registering the resale of the shares of common stock issuable upon the exercise of the warrants and conversion of the preferred stock. Any offering of the Company's securities under the resale registration statement referred to above will be made only by means of a prospectus.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the private placement will be described in a Current Report on Form 8-K to be filed with the SEC by the Company and the transaction documents will be attached to the Form 8-K.

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About GeoVax

GeoVax Labs, Inc. is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus – that leads to AIDS). GeoVax's HIV/AIDS vaccine technology is exclusively licensed from Emory University in Atlanta, GA, and is the subject of more than 20 issued or filed patent applications.  GeoVax vaccines are designed for use in uninfected people to prevent acquisition of HIV-1 and limit the progression to AIDS should a person become infected. GeoVax vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus).

GeoVax's core vaccine technologies were developed by Dr. Harriet Robinson, Chief Scientific Officer, through a collaboration of colleagues at Emory University's Vaccine Center, the National Institutes of Health (NIH), the Centers for Disease Control and Prevention (CDC) and GeoVax.

GeoVax’s vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the NIH, is the largest worldwide clinical trials program dedicated to the development and testing of HIV/AIDS vaccines. Preclinical work enabling evaluation of the GeoVax DNA and MVA vaccines was funded and supported by the National Institute of Allergy and Infectious Disease (NIAID), which provided additional support to the GeoVax vaccine development program with a $20 million Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant awarded in late 2007.

For more information, please visit www.geovax.com.

Forward-Looking Statements
Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether:  HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

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